Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-200212

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Performance Securities linked to the DAX® (Price Index) due January 31, 2020	$2,897,000.00	$336.63

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated November 14, 2014 and Product Supplement dated November 17, 2014)

UBS AG $2,897,000 Trigger Performance Securities

Linked to the DAX® (Price Index) due January 31, 2020

Investment Description

UBS AG Trigger Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the DAX® (Price Index) (the “underlying index”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying index from the trade date to the final valuation date (the “underlying return”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the underlying return multiplied by the participation rate. If the underlying return is zero or negative and the closing level of the underlying index on the final valuation date (“the final level”) is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the underlying return, and in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑

Participation in Positive Underlying Returns: If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the underlying return multiplied by the participation rate. If the underlying return is negative, investors may be exposed to the underlying return at maturity.

❑

Contingent Repayment of Principal at Maturity: If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will repay your principal amount at maturity. However, if the final level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the underlying return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	January 28, 2015

Settlement Date*	January 30, 2015

Final Valuation Date**	January 27, 2020

Maturity Date**	January 31, 2020

*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities can have downside market risk similar to the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Trigger Performance Securities linked to the DAX® (Price Index). The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Index	Index Bloomberg Symbol	Participation Rate	Initial Level	Trigger Level	CUSIP	ISIN
DAX® (Price Index)	DAXK	148.50%	5,494.55	4,120.91, which is 75% of the Initial Level	90274H607	US90274H6071

The estimated initial value of the Securities as of the trade date is $9.50 for Securities linked to the performance of the DAX® (Price Index). The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks— Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Optimization & Performance Strategies product supplement relating to the Securities, dated November 17, 2014, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Optimization & Performance Strategies product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.35	$9.65
Total	$2,897,000.00	$101,395.00	$2,795,605.00

UBS Financial Services Inc.	UBS Investment Bank
Pricing Supplement dated January 28, 2015

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the Optimization & Performance Strategies product supplement and the index supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Optimization & Performance Strategies product supplement dated November 17, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413667/d818874d424b2.htm

♦	Index supplement dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413492/d818855d424b2.htm

♦	Prospectus dated November 14, 2014:

http://www.sec.gov/Archives/edgar/data/1114446/000119312514413375/d816529d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Trigger Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated November 17, 2014, references to the “index supplement” mean the UBS index supplement, dated November 14, 2014 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated November 14, 2014.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 3 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or stocks comprising the underlying index (“underlying equity constituents.”)

♦	You believe the underlying index will appreciate over the term of the Securities.

♦	You are willing to invest in the Securities based on the participation rate indicated on the cover hereof.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying equity constituents.

♦	You seek an investment with exposure to companies in Germany.

♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or the underlying equity constituents.

♦	You believe that the level of the underlying index will decline during the term of the Securities and is likely to be less than the trigger level on the final valuation date.

♦	You are unwilling to invest in the Securities based on the participation rate indicated on the cover hereof.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek an investment with exposure to companies in Germany.

♦	You seek current income from this investment or prefer to receive the dividends paid on the underlying equity constituents.

♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 3 of this pricing supplement and the more detailed “Risk Factors” beginning on PS-25 of the Optimization & Performance Strategies product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 5 years.
Underlying Index	DAX® (Price Index)
Participation Rate	148.50%.
Payment at Maturity (per Security)

If the underlying return is positive, UBS will pay you an amount in cash equal to:

$10 + ($10 × Underlying Return × Participation Rate)

If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount, or $10.

If the final level is less than the trigger level, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 + ($10 × Underlying Return)

In this scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the underlying return.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level	The closing level of the underlying index on the trade date, as indicated on the cover of this pricing supplement and as determined by the calculation agent.
Final Level	The closing level of the underlying index on the final valuation date, as determined by the calculation agent.
Trigger Level	A specified level of the underlying index that is less than the initial level, equal to a percentage of the initial level as indicated on the cover of this pricing supplement.

Investment Timeline

Trade Date	The initial level is observed. The actual participation rate and trigger level are determined.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10 + ($10 × Underlying Return × Participation Rate)

If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will pay you an amount in cash per Security equal to your principal amount, or $10.

If the underlying return is negative and the final level is less than the trigger level, UBS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 + ($10 × Underlying Return).

In this scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the underlying return.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities. UBS will only pay you the principal amount of your Securities in cash at maturity if the final level is equal to or greater than the trigger level. If the underlying return is negative and the final level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the underlying return.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is equal to or greater than the trigger level.

♦

The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate or the Securities themselves and the return you realize may be less than the underlying return, even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Securities to maturity.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦

Market risk — The return on the Securities, if any, at maturity is directly linked to the performance of the underlying index and indirectly linked to the value of the underlying equity constituents, and will depend on whether, and the extent to which, the underlying return is positive or negative. The levels of the underlying index can rise or fall sharply due to factors specific to the underlying equity constituents, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the underlying return is negative.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying index, volatility of the underlying index, expected dividends on the underlying equity constituents, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the underlying equity constituents; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

The underlying return will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the underlying equity constituents are traded in a non-U.S. currency and the Securities are denominated in U.S. dollars — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Euro, which is currently the currency in which the underlying equity constituents are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦

Non-U.S. securities markets risks — The underlying equity constituents are issued by non-U.S. companies and are traded on the Frankfurt Stock Exchange. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks. Specifically, the underlying equity constituents are issued by companies located within Germany, which is a part of the Eurozone. The Eurozone has undergone severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within Germany and the Eurozone generally could have a material adverse effect on the performance of the underlying index and, consequently, on the value of the Securities.

♦

Owning the Securities is not the same as owning the underlying equity constituents — The return on the Securities may not reflect the return you would realize if you actually owned the underlying equity constituents. Furthermore, you will not have rights to receive dividends or other distributions or other rights that holders of the underlying equity constituents would have, and any such payments will not be factored into the calculation of payment at maturity on the Securities. In addition, you will not have voting rights or other rights that holders of the underlying equity constituents would have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will be greater than the initial level or that the final level will not be less than the trigger level. The final level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity constituents. You should be willing to accept the risks of owning equities in general and the underlying equity constituents in particular, and the risk of losing some or all of your initial investment.

♦

The underlying index reflects price return, not total return — The return on your Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the underlying equity constituents. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the underlying equity constituents. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying index could have an adverse effect on the value of the Securities — The policies of Deutsche Börse AG, the sponsor of the underlying index (the “index sponsor”), concerning additions, deletions and substitutions of the underlying equity constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying equity constituents may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying equity constituents and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or underlying equity constituents, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the underlying return and the payment at maturity based on the closing level of the underlying index on the final valuation date. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent can postpone the determination of the final level or the maturity date if a market disruption event occurs and is continuing on the final valuation date. As UBS determines the economic terms of the Securities, including the participation rate and trigger level, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 7.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	Approximately 5 years
Initial Level:	5000
Trigger Level:	3750 (75% of Initial Level)
Participation Rate:	147%
Range of Underlying Return:	-100% to 40%

*	The actual participation rate, initial level and trigger level are indicated on the cover hereof.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples and in the table below have been rounded for ease of analysis.

Example 1: The Underlying Return is 20%.

Because the underlying return is positive, the payment at maturity per Security will be calculated as follows:

$10 + ($10 × 20% × 147%) = $12.94 per Security (a 29.40% total return).

Example 2: The Underlying Return is -20% and the Final Level is equal to or greater than the Trigger Level.

Because the underlying return is negative but the final level is equal to or greater than the trigger level of 3750, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security (a zero percent total return).

Example 3: The Underlying Return is -60%, making the Final Level less than the Trigger Level.

Because the underlying return is negative and the final level is less than the trigger level, UBS will pay you less than the full principal amount of your Securities and your investment in the Securities will be fully exposed to the decline of the underlying index. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -60%) = $10 – $6 = $4 per Security (a 60% loss).

If the final level is less than the trigger level, your investment in the Securities is fully exposed to the decline of the underlying index and you will lose some or all of your principal at maturity.

Underlying Index		Payment and Return at Maturity
Final Level	Underlying Return(1)	Payment at Maturity	Security Total Return at Maturity
7000.00	40.00%	$15.88	58.80%
6500.00	30.00%	$14.41	44.10%
6000.00	20.00%	$12.94	29.40%
5500.00	10.00%	$11.47	14.70%
5000.00	0.00%	$10.00	0.00%
4500.00	-10.00%	$10.00	0.00%
4000.00	-20.00%	$10.00	0.00%
3750.00	-25.00%	$10.00	0.00%
3500.00	-30.00%	$7.00	-30.00%
3000.00	-40.00%	$6.00	-40.00%
2500.00	-50.00%	$5.00	-50.00%
2000.00	-60.00%	$4.00	-60.00%
1500.00	-70.00%	$3.00	-70.00%
1000.00	-80.00%	$2.00	-80.00%
500.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

(1)	The underlying return excludes any cash dividend payments.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-66 of the Optimization & Performance Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

We will not attempt to ascertain whether any entity the stock of which is included in the relevant index would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition (including cash settlement) of the relevant Securities. You should refer to information filed with the Securities and Exchange Commission or an equivalent governmental authority by such entities and consult your tax advisor regarding the possible consequences to you if such entity is or becomes a PFIC.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-69 of the product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) or that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index.

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-66 of the Optimization & Performance Strategies product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax adviser as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) a fully completed and duly executed appropriate IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

Section 871(m) of the Code requires withholding (up to 30%, depending on whether a treaty applies) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. If withholding is required, we (or the applicable paying agent) would be entitled to withhold such taxes without being required to pay any additional amounts with respect to amounts so withheld. Non-United States holders should consult with their tax advisors regarding the application of Section 871(m) and the regulations thereunder in respect of their acquisition and ownership of the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends) and “pass-thru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain foreign pass-thru payments made after December 31, 2016 (or, if later, the date that final regulations defining the term “foreign pass-thru payment” are published). Pursuant to these Treasury regulations, withholding tax under FATCA would not be imposed on foreign pass-thru payments pursuant to obligations that are executed on or before the date that is six months after final regulations regarding such payments are published (and such obligations are not subsequently modified in a material manner) or on withholdable payments solely because the relevant obligation is treated as giving rise to a dividend equivalent (pursuant to Section 871(m) and the regulations thereunder) where such obligation is executed on or before the date that is six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents. If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear. Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Prospective purchasers of Securities are urged to consult their tax advisors as to the U.S. federal, state, local and other tax (including non-U.S. tax) consequences (including those of the underlying equity constituents) to them of the purchase, ownership and disposition of the Securities (including the taxing jurisdictions of the issuers of the underlying equity constituents).

DAX® (Price Index)

We have derived all information contained in this pricing supplement regarding the DAX® (Price Index) (the “Underlying Index”) contained herein, including, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.

The Underlying Index tracks the 30 largest and most liquid companies on the Frankfurt Stock Exchange (“FSE”) in the Prime Standard segment, and represents approximately 80% of the market capitalization listed in Germany. The Underlying Index is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the Underlying Index capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter (the “chaining date”). The Underlying Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

The Underlying Index is calculated and published by Deutsche Börse AG (DBAG). The Underlying Index was developed with a base index value of 1,000 as of December 30, 1987. Additional information about the Underlying Index is available on the following website: http://www.dax-indices.com/EN/index.aspx?pageID=1.

Index Methodology

The Working Committee for Equity Indices (the “Committee”) advises DBAG on all issues related to the Underlying Index, recommending measures that are necessary in order to ensure the relevance of the Underlying Index range and the correctness and transparency of the Underlying Index calculation process. In accordance with the various rules, the Committee pronounces recommendations in respect of the composition of the Underlying Index. However, any decisions on the composition of and possible modifications to the Underlying Index are exclusively taken by the Management Board of DBAG (the “Board”). These decisions are published in a press release and on DBAG publicly available website at www.deutsche-boerse.com in the evening after the Committee has concluded its meeting. Information contained in DBAG website is not incorporated by reference in, and should not be considered a part of, this pricing supplement. We have not participated in the preparation of, or independently verified, any information contained on DBAG’s website.

The Committee’s meetings usually take place on the third trading day in each of March, June, September and December. The date for the respective next meeting is announced via a press release on DBAG’s website on the evening of the current meeting.

The so-called “equity index ranking” is published monthly by DBAG, containing all relevant data in respect of the key criteria order book turnover and market capitalization. This publication also serves the Committee as a basis for decision-making at its quarterly meetings. It is produced at the beginning of each month and published via the Internet.

Free Float

For the determination of the free float portion used to weight company’s class of shares in the Underlying Index and for the ranking lists, the following definitions apply:

1.	All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

a.	held by the family of the owner as defined by section §15a of the German Securities Trading Act (“WpHG”);

b.	for which a pooling has been arranged in which the owner has an interest;

c.	managed or kept in safe custody by a third party for account of the owner; and

d.	held by a company which the owner controls as defined by section 22(3) of the WpHG.

2.	The definition of “non-free float” — irrespective of the size of a shareholding — covers any shareholding of an owner that is subject to a statutory or contractual qualifying period of at least six months with regard to its disposal by the owner. This applies only during the qualifying period. Shareholdings as defined by No. 1 above are counted as shareholdings for the calculation according to No. 1. Shares held by the issuing company (treasury shares) are always considered as block holdings and are not part of the free float of the share class.

3.	As long as the size of such a shareholding does not exceed 25% of a company’s share capital, the definition of free float includes all shareholdings held by:

a.	asset managers and trust companies;

b.	investment funds and pension funds; and

c.	capital investment companies or foreign investment companies in their respective special fund assets with the purpose of pursuing short-term investment strategies. Such shares, for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company, are not considered as such a short-term investment. In addition, shares having been acquired through a public purchase offer are not considered as short-term investment. This does not apply to shareholdings managed or held in safe custody according to No. 1, or to venture capital companies, or other assets serving similar purposes. The shareholdings as defined by No. 1 above are not counted as shareholdings for the calculation according to No. 1.

4.	In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock’s free float. The derivatives need to be subject to registration according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpUG”).

The various criteria in Nos. 1 to 4 are also fully applied to classes of shares that are subject to restrictions of ownership.

Index Composition

To be listed or to remain on the Underlying Index, companies must:

♦	Be listed in the Prime Standard segment;

♦	Be traded continuously on Xetra®, DBAG’s electronic trading system;

♦	Have a free float of at least 10%; and

♦

Either have juristic headquarters in Germany or (ii) operating headquarters in Germany with a major share of their stock exchange turnover at the FSE and juristic headquarters in the European Union or in a European Free Trade Association state.

If for any company more than one class of shares fulfills the above criteria, only the respective larger or more liquid class can be included in the Underlying Index.

Operating headquarters is defined as the location of management or company administration, in part or in full. If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The major trading turnover requirement is met if at least 33% of aggregate turnover inside the European Union or in a European Free Trade Association state over the past twelve months took place on the FSE, including Xetra®. The total aggregate turnover per company includes the trading turnover generated for all listings of this company on regulated exchanges or multilateral trading facilities inside the European Union or in a European Free Trade Association State.

To preserve the character of the Underlying Index, the Board reserves the right to exclude certain companies that are not already part of the Underlying Index from the Underlying Index in coordination with the Committee. One possible reason for such an exclusion could be that the applicable company is a foreign holding company with headquarters in Germany, but a clear focus on business activities abroad.

Companies satisfying the above criteria are selected for inclusion in the Underlying Index according exclusively to the following two key criteria:

♦	order book turnover on Xetra® and in Frankfurt floor trading (within the preceding twelve months); and

♦

free float market capitalization (determined using the average of the volume-weighted average price (“VWAP”) of the last 20 trading days prior to the last day of the month) on the last trading day of each month.

Taking these criteria into account, the Committee submits proposals to the Board to leave the current composition of the Underlying Index unchanged or to effect changes. The final decision as to whether or not to replace an index component issue is taken by the Board. These decisions will be directly reflected in the respective rankings.

Ordinary Adjustments

Ordinary adjustments to the Underlying Index are made once each year in September, based on the following criteria:

♦

Regular Exit (40/40 rule): an index component issue is removed from the Underlying Index if its ranking in either exchange turnover or market capitalization is worse than 40, provided that there is an advancing issue ranking 35 or better in both criteria.

♦

Regular Entry (30/30 rule): a company can be included in the Underlying Index if it ranks 30 or better in both exchange turnover and market capitalization, provided there is an index component with a ranking worse than 35 in at least one criterion.

Fast-Entry and Fast-Exit

Under the “fast-entry” and “fast-exit” rules, which are applied in March, June, September and December:

♦

Fast Exit (45/45 rule): an index component issue is removed from the Underlying Index if its ranking in either exchange turnover or market capitalization is worse than 45, provided that an advancing issue ranks 35 or better in both criteria (35/35). If no such issue exists, the successor is determined by applying the criteria (35/40) and (35/45) successively. If no suitable issue can be found, no substitution will be carried out.

♦

Fast Entry (25/25 rule): a company can be included in the Underlying Index if it ranks 25 or better in both exchange turnover and market capitalization. In return, the index component issue with a ranking worse than 35 in one criterion and the lowest market capitalization is removed. Where no such issue exists, the respective component issue with the lowest market capitalization is removed from the Underlying Index instead.

In cases where there are several companies meeting the criteria for any of the above rules, the best and worst candidates according to market capitalization are included or removed from the Underlying Index, respectively. In exceptional cases, including takeovers announced at short notice or significant changes in a company’s free float, the Board may — in agreement with the Committee — deviate from these rules.

Based on the rankings and further criteria involved, the Committee recommends in these cases if — and if so, against which issuer — such company is to be admitted to the Underlying Index.

Extraordinary Adjustments

Extraordinary adjustments to the index composition are performed, regardless of the “fast-exit” or “fast-entry” rules, upon occurrence of specific events, such as insolvency. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by DBAG on a daily basis. The Board, in agreement with the Committee, may decide on the removal and may replace the company two full trading days after the announcement.

Adjustments are also necessary in two scenarios in the mergers and acquisitions context:

♦

if an absorbing or emerging company meets basis criteria for inclusion in the Underlying Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the Underlying Index under the ordinary or extraordinary adjustments described above. The absorbed company is replaced by the absorbing or emerging company on the same date ; and

♦

if an absorbing company is already included in the Underlying Index or does not meet the basis criteria for inclusion in the Underlying Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the Underlying Index under the ordinary or extraordinary adjustments described above. On the same date, the absorbed company is replaced by a new company determined by the Fast Exit Rule.

Adjustments and Corrections

The Underlying Index is only adjusted for income from subscription rights and special distributions.

The working committee of DBAG reserves the right to correct any incorrect index values with immediate effect after becoming aware of such incorrect index values. A historical correction is usually applied as of the start of the calculation of the current business day. DBAG will inform the general public of any such corrections immediately.

Index Calculation

The Underlying Index is weighted by market capitalization; however, only freely available and tradable shares (“free float”) are taken into account. The Underlying Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

Index Stock Weighting by Sector

Percentage (%)*

Chemicals	22.9%

Automobile	17.5%

Insurance	10.7%

Industrial	10.2%

Software	6.3%

Banks	5.6%

Telecommunication	5.2%

Others	21.7%

*	Sector designations are determined by DBAG using criteria it has selected or developed. DBAG may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices. Percentages may not sum to 100% due to rounding.

Index Calculation Formula

The Underlying Index is calculated according to the Laspeyres formula:

where:

Cit = Adjustment factor of share class i at time t

ffiT = free-float factor of share class i at time T

n = Number of shares in the index

pi0 = Closing price of share i on the trading day before the first inclusion in an index of DBAG pit = Price of share i at time t

qi0 = Number of shares of share class i on the trading day before the first inclusion in an index of DBAG

qiT = Number of shares of share class i at time T

KT = Index-specific chaining factor valid as of chaining date T

T = Date of the last chaining.

Calculation Frequency

Underlying Index calculation is performed on every exchange trading day in Frankfurt, using prices traded on DBAG’s electronic trading system Xetra®, whereby the last determined prices are used. The Underlying Index is calculated once a day, at the close of trading. The Underlying Index is distributed as soon as current prices are available for all 30 index components included in the Underlying Index (but no later than 9:03 a.m.). As long as opening prices for individual shares are not available, the particular closing prices of the previous day are taken instead for calculating the Underlying Index.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations. If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The “official” closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

License Agreement

We have entered into a non-exclusive license agreement with DBAG which grants us a license in exchange for a fee to use the Underlying Index in connection with certain securities, including the Securities.

This financial instrument is neither sponsored nor promoted, distributed or in any other manner supported by DBAG. DBAG does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the Underlying Index, its data and/or the DAX® trademark nor regarding the Underlying Index value at a certain point in time or on a certain date nor in any other respect. The Underlying Index and its data are calculated and published by DBAG. Nevertheless, as far as admissible under statutory law DBAG will not be liable vis-à-vis third parties for potential errors in the Index or its data. Moreover, there is no obligation for DBAG vis-à-vis third parties, including investors, to point out potential errors in the Underlying Index.

Neither the publication of the Underlying Index by DBAG nor the granting of any right to use the Underlying Index, its data as well as the DAX® trademark for the utilization in connection with the financial instrument or other securities or financial products, which derived from the Underlying Index, represents a recommendation by DBAG for a capital investment or contains in any manner a warranty or opinion by DBAG with respect to the attractiveness on an investment in this product.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. However, UBS has not conducted any independent review or due diligence of any publicly available information with respect to the DAX® (Price Index).

Historical Information

The following table sets forth the quarterly high and low closing level for the DAX® (Price Index), based on the daily closing level as reported by Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The closing level of the DAX® (Price Index) on January 28, 2015 was 5,494.55. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	4,339.59	3,806.07	4,114.03
4/1/2011	6/30/2011	4,360.07	4,006.10	4,184.30
7/1/2011	9/30/2011	4,238.36	2,877.47	3,121.22
10/3/2011	12/30/2011	3,600.11	2,959.37	3,346.06
1/3/2012	3/30/2012	4,044.00	3,413.50	3,924.79
4/2/2012	6/29/2012	3,986.84	3,263.49	3,507.44
7/2/2012	9/28/2012	4,073.41	3,491.75	3,944.69
10/1/2012	12/31/2012	4,193.93	3,799.49	4,161.30
1/2/2013	3/28/2013	4,388.69	4,129.95	4,245.47
4/1/2013	6/28/2013	4,528.29	4,042.23	4,209.43
7/1/2013	9/30/2013	4,598.13	4,128.39	4,545.36
10/1/2013	12/31/2013	5,071.58	4,504.26	5,051.89
1/2/2014	3/31/2014	5,152.80	4,754.61	5,037.49
4/1/2014	6/30/2014	5,159.66	4,821.58	5,058.86
7/1/2014	9/30/2014	5,159.89	4,635.07	4,874.28
10/1/2014	12/31/2014	5,189.56	4,410.05	5,044.71
1/2/2015*	1/28/2015*	5,555.46	4,871.90	5,494.55

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2015 includes data for the period from January 2, 2015 through January 28, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the performance of the underlying index from January 3, 2000 through January 28, 2015, based on information from Bloomberg. The dotted line represents the trigger level of 4,120.91, which is equal to 75% of the closing level of the underlying index on January 28, 2015. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 3 and 4 of this pricing supplement.